Exhibit 99.1

FOR IMMEDIATE RELEASE
January 16, 2009

FOR ADDITIONAL INFORMATION PLEASE CONTACT JEAN R. HALE, CHAIRMAN, PRESIDENT & CEO, COMMUNITY TRUST BANCORP, INC., AT (606) 437-3294.

Pikeville, Kentucky:

COMMUNITY TRUST BANCORP DECIDES NOT TO PARTICIPATE IN THE TREASURY DEPARTMENT'S CAPITAL PURCHASE PROGRAM

Community Trust Bancorp, Inc. (NASDAQ-CTBI) announced that it has elected not to participate in the Treasury Department’s Capital Purchase Program.   CTBI had received preliminary approval on December 17, 2008 from the U. S. Department of Treasury to receive $68 million by participating in the Treasury’s Capital Purchase Program.  The Treasury’s Capital Purchase Program is a voluntary program designed to help healthy institutions build capital to support the U. S. economy.

“Community Trust is honored that the Treasury had chosen CTBI as an institution worthy of participation in the Treasury’s Capital Purchase Program,” said Jean R. Hale, Chairman, President and CEO of CTBI.  “Our company currently maintains a capital level significantly exceeding regulatory guidelines for a well-capitalized institution and is meeting the lending needs of our customers.  Considering our current capital position and the requirements the program would impose on our business, we believe that our participation in the program would not be in the best interests of our shareholders.”

Forward-Looking Statements

Certain of the statements contained herein that are not historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act. CTBI’s actual results may differ materially from those included in the forward-looking statements. Forward-looking statements are typically identified by words or phrases such as "believe," "expect," "anticipate," "intend," "estimate," "may increase," "may fluctuate," and similar expressions or future or conditional verbs such as "will," "should," "would," and "could." These forward-looking statements involve risks and uncertainties including, but not limited to, economic conditions, portfolio growth, the credit performance of the portfolios, including bankruptcies, and seasonal factors; changes in general economic conditions including the performance of financial markets, the performance of coal and coal related industries, prevailing inflation and interest rates, realized gains from sales of investments, gains from asset sales, and losses on commercial lending activities; results of various investment activities; the effects of competitors’ pricing policies, of changes in laws and regulations on competition and of demographic changes on target market populations’ savings and financial planning needs; industry changes in information technology systems on which we are highly dependent; failure of acquisitions to produce revenue enhancements or cost savings at levels or within the time frames originally anticipated or unforeseen integration difficulties; the adoption by CTBI of an FFIEC policy that provides guidance on the reporting of delinquent consumer loans and the timing of associated credit charge-offs for financial institution subsidiaries; and the resolution of legal  proceedings and related matters.  In addition, the banking industry in general is subject to various monetary and fiscal policies and regulations, which include those determined by the Federal Reserve Board, the Federal Deposit Insurance Corporation, and state regulators, whose policies and regulations could affect CTBI’s results.  These statements are representative only on the date hereof, and CTBI undertakes no obligation to update any forward-looking statements made.

Community Trust Bancorp, Inc. has 71 banking locations across eastern, central, south central, and northeastern Kentucky, 6 banking locations in southern West Virginia, and 5 trust offices across Kentucky.